Exhibit 99.1

News Release

Contact:

Media Relations
Bobbie Collins
212-810-8155
Bobbie.Collins@blackrock.com

Investor Relations
Lauren Trengrove
212-810-3665
invrel@blackrock.com

BlackRock Names Paul Audet Vice Chairman,
Head of Cash Management and Real Estate Businesses

Ann Marie Petach Named Chief Financial Officer

New York, June 26, 2008 – BlackRock, Inc. (NYSE:BLK) today announced that Paul L. Audet has been named Vice Chairman, with responsibility for overseeing the Company’s global Real Estate and Cash Management businesses.  In addition, BlackRock announced that Ann Marie Petach was named Chief Financial Officer and a member of the Company’s Executive Committee.

Mr. Audet served as acting Chief Financial Officer since March 2007, and head of the Company’s global Cash Management business since 2005. From 1998 to 2005, he served as BlackRock’s Chief Financial Officer.  Mr. Audet will continue to serve as a senior advisor on corporate matters and will remain a member of BlackRock’s Executive Committee.

“I want to thank Paul for his outstanding contributions to BlackRock during this transition period, balancing his line management and corporate responsibilities.  His extensive experience has been invaluable as we navigated the BlackRock/MLIM integration and enhanced our financial operations and processes,” stated Laurence D. Fink, Chairman and Chief Executive Officer of BlackRock.  “I also would like to welcome Ann Marie to the role of CFO.   Ann Marie joined BlackRock last year as global head of Business Finance.  She has already made strong contributions to our finance function, and I am very pleased to have someone of her considerable abilities and experience stepping into the critical role of CFO.”

Prior to joining BlackRock, Ms. Petach was Vice President and Treasurer of Ford Motor Company. Ms. Petach’s responsibilities at Ford were global and included pension asset management, actuarial studies, banking, funding for Ford and Ford Credit, and risk management.  During her 23-year tenure at Ford, Ms. Petach worked at two former joint ventures between Ford and Volkswagen, in Europe as Treasurer of AutoEuropa and in Brazil as Assistant Treasurer of AutoLatina. Ms. Petach earned a BA degree in business and Spanish from Muhlenberg College in 1982 and an MBA degree from Carnegie Mellon University in 1984.

News Release

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. At March 31, 2008, BlackRock’s AUM was $1.364 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions® investment system, risk management and financial advisory services. Headquartered in New York City, as of March 31, 2008, the firm has approximately 5,600 employees in 19 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company's website at www.blackrock.com.

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